SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary proxy statement.

Definitive proxy statement.

Definitive additional materials.

Soliciting material under Rule 14a-12.

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

REGISTER.COM, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

April 7, 2004

Dear Stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Register.com, Inc., to be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036 on May 7, 2004 at 11:00 a.m. (Eastern Daylight time).

Details of the business to be conducted at the Annual Meeting are given in the Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

Whether or not you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope or follow the instructions on your proxy card to vote by telephone or over the Internet. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/ Peter A. Forman
PETER A. FORMAN President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) OR FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY TELEPHONE OR OVER THE INTERNET.

REGISTER.COM, INC.

575 EIGHTH AVENUE, 8TH FLOOR
NEW YORK, NEW YORK 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2004

TO THE STOCKHOLDERS OF REGISTER.COM, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Register.com, Inc., a Delaware corporation (the "Company"), will be held on May 7, 2004, at 11:00 a.m. (Eastern Daylight time) at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036, for the following purposes:

1.	to elect nine directors to serve until the 2005 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004; and

3.	to transact such other business as may properly come before the meeting or any adjournments or postponements.

Only stockholders of record at the close of business on March 11, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote by mailing your completed proxy card in the enclosed envelope, or by following the instructions on your proxy card to vote by the telephone or over the Internet. You may revoke your proxy in the manner described in this Proxy Statement at any time prior to it being voted at the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Register.com's Annual Report on Form 10-K for the year ended December 31, 2003 is enclosed with this Proxy Statement.

By Order of the Board of Directors
/s/ Mitchell I. Quain
Mitchell I. Quain
New York, New York	Chairman of the Board of Directors
April 7, 2004

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY TELEPHONE OR OVER THE INTERNET.

IF YOU PLAN TO ATTEND: PLEASE NOTE THAT EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR PASSPORT, AND PROOF OF OWNERSHIP OF COMPANY STOCK AS OF THE RECORD DATE, SUCH AS THE ENCLOSED PROXY OR A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

REGISTER.COM, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2004

General Information

This Proxy Statement and the enclosed proxy card are being furnished to stockholders of record of Register.com, Inc., a Delaware corporation, in connection with the solicitation of proxies by the board of directors of Register.com (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on May 7, 2004 or at any adjournment or postponement thereof (the "Annual Meeting"). The Annual Meeting will be held at 11:00 a.m. (Eastern Daylight time) at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036. This Proxy Statement and accompanying proxy card are being mailed on or about April 7, 2004 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are to (1) elect nine directors, (2) ratify the appointment of PricewaterhouseCoopers LLP as independent auditors and (3) act upon such other matters as properly come before the Annual Meeting. These proposals are described in more detail in this Proxy Statement.

Who Can Vote

You are entitled to vote at the Annual Meeting if our stockholder records as of the close of business on March 11, 2004 (the record date) showed that you owned our common stock, par value $0.0001 per share. As of the record date, 23,541,322 shares of our common stock were issued and outstanding. No shares of our preferred stock, par value $0.0001 per share, were outstanding. At the Annual Meeting, each stockholder of record as of the record date will be entitled to one vote for each share of common stock owned on that date as to each matter presented at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at our principal executive offices, which are located at 575 Eighth Avenue, 8th Floor, New York, New York, 10018.

How To Vote

You may vote by attending the Annual Meeting and voting in person, by completing the enclosed proxy card, signing and dating it and returning it in the enclosed postage-paid envelope, or by following the instructions on your proxy card to vote by telephone or over the Internet. The Board of Directors recommends that you vote by proxy even if you plan to attend the Annual Meeting.

Quorum

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy, are necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting.

How Votes are Tabulated

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved and will not affect the outcome of the vote. With respect to proposal one, withheld votes will have no effect on the outcome of the vote. With respect to proposal two, abstentions will be counted towards the tabulations of votes cast on the proposal and will have the same effect as negative votes.

How Proxies Work

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other item(s) or abstain from voting.

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted (1) FOR the election of the directors proposed by the Board of Directors, (2) FOR the ratification of PricewaterhouseCoopers LLP, independent public accountants, as our auditors for the fiscal year ending December 31, 2004, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting.

Revoking A Proxy

You may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Secretary at our principal executive offices at 575 Eighth Avenue, 8th Floor, New York, New York 10018. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

Electronic Delivery of Your Proxy Statement and Annual Report

If you are a shareholder of record, you can save Register.com money in the future by electing to view proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Doing so would save Register.com the cost of printing and mailing these documents to you. If you hold your Register.com shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2003 are available on our website at http://investor.register.com.

Electronic Voting

In addition, you will save Register.com money if you vote your shares electronically. Please refer to your proxy card for specific instructions on how to vote over the Internet.

Householding of Annual Meeting Materials

Securities and Exchange Commission ("SEC") rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year's proxy statement or annual report, please contact our Investor Relations department at 575 Eighth Avenue, 8th Floor, New York, New York 10018, telephone: (212) 798-9100 and we will promptly deliver the proxy statement or annual report upon your request.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stockholders may present proper proposals for inclusion in our Proxy Statement relating to, and for consideration at, the 2005 Annual Meeting of Stockholders, by submitting their proposals to us in a timely manner. Such proposals will be so included if received at our principal executive offices not later than December 8, 2004 and if they otherwise comply with the requirements of Rule 14a-8.

Furthermore, our Amended and Restated By-laws provide that nominations of persons for election to our Board of Directors and the proposal of business to be considered by the stockholders at the 2005 Annual Meeting may be made by any stockholder who is entitled to vote at the meeting, who complies with certain advance notice provisions and who is a stockholder of record at the time of giving such notice. The advance notice provisions provide, among other things, that notice of any nomination or proposal received by our Secretary at our principal executive offices not earlier than the close of business on January 8, 2005, nor later than the close of business on February 6, 2005 will be considered timely. The Proxy solicited by the Board of Directors for the 2004 Annual Meeting will confer discretionary authority to vote in accordance with the recommendations of the Board of Directors on a stockholder proposal which is not considered timely under the advance notice provisions of our Amended and Restated By-laws (and which does not comply with the requirements of Rule 14a-8).

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors currently consists of nine persons. Each director elected will serve for a term of one year, expiring at the 2005 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominees listed below currently serve on our Board of Directors.

Mr. Mitarotonda was elected to our Board of Directors at our 2003 Annual Meeting. We agreed to include Mr. Mitarotonda in our Board of Directors' slate of nominees for election as a director at the 2003 and 2004 Annual Meetings pursuant to an Agreement, dated June 9, 2003, between us and a group of our stockholders led by Barington Companies Equity Partners, L.P. ("Barington"), that is made up of Barington, RCM Acquisition Co., LLC, Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd., Ramius Securities, LLC, James A. Mitarotonda and Seymour Holtzman. Barington is controlled by Mr. Mitarotonda.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect the directors. This means that the director nominee with the most affirmative votes for a particular position will be elected for that position. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Election at the Annual Meeting of Stockholders

Peter A. Forman has been our Chief Executive Officer and President since June 2003 and was also our President from our inception until March 1998. He served as Chairman of the Board of Directors from our inception until May 1999 and has been a director since he co-founded the company in 1994. Since January 1998, Mr. Forman has been a Managing Member of Forman Capital Management, LLC, which specializes in investing and assisting early stage financial and technology companies. Since 2001, Mr. Forman has been Managing Member of Forman Realty Management, LLC, which specializes in the management of and investing in real estate properties. From February 1999 to July 2000, Mr. Forman served as President of WellSet, a consumer and commercial products manufacturing, marketing and distribution company. Prior thereto, Mr. Forman served as the Chief Executive Officer of Ben Forman & Sons, Inc., a wholesale consumer products manufacturer. Mr. Forman received his B.S. in Economics from the Wharton School of Business, University of Pennsylvania, in 1983. Mr. Forman is the brother of Richard D. Forman, one of our directors.

Mitchell I. Quain has served as one of our directors since April 2001, as Chairman of our Board of Directors since September 2002, and as our Executive Chairman from November 2002 to November 2003. Mr. Quain is a Principal at Charterhouse Group, a private equity firm. He retired from ABN AMRO in December 2001, where he had served most recently as a Vice Chairman, having joined a predecessor company in 1997. From June 1975 to May 1997, Mr. Quain was a Managing Director at Schroders plc. He is currently a director of Magnetek, Inc., Hardinge, Inc., Strategic Distribution, Inc. and Titan International. Mr. Quain received his B.S. in Electrical Engineering from the University of Pennsylvania in 1973 and his M.B.A. from Harvard Business School in 1975.

Niles H. Cohen has served as one of our directors since July 2003. He also served as one of our directors from November 1995 to April 2001. Since May 2003, Mr. Cohen has been a director and Vice President of CoNexus Software, Inc., an Internet software firm in the social networking space that he co-founded. Since 1994, Mr. Cohen has been the Managing Member of Capital Express, LLC, a venture capital firm that he founded. Since December 1988, Mr. Cohen has been the President of Nihco Equities, Inc., an investment and consulting firm that he founded. Mr. Cohen received his B.S. in Economics from the Wharton School of Business, University of Pennsylvania, in 1982.

Dewain K. Cross has served as one of our directors since March 2003. Mr. Cross served Cooper Industries, Inc., a diversified, worldwide manufacturer of electrical tools and products, in various financial capacities from 1966 until his retirement in 1995, including as Senior Vice President of Finance from 1980 to 1995, Vice President, Finance from 1972 to 1980 and as Director of Accounting and Taxation and Assistant Controller and Treasurer prior to that. He is currently a director of Circor International, Inc. and Magnetek, Inc. Mr. Cross has also been a member of the American Institute of Certified Public Accountants. Mr. Cross received his B.B.A. from Clarkson University in 1961 and holds an AMP from Harvard University.

Richard D. Forman has served as one of our directors since our inception in 1994. He also served as our Chief Executive Officer from March 1996 until June 2003, our President from March 1998 until June 2003, and as Chairman of the Board of Directors from May 1999 to September 2002. Since 2000, Mr. Forman has been the Managing Member of RDF Venures, LLC, which in November 2003 became operational as a technology investment and consulting firm focused on Internet-based technology services. In addition, since 1994, Mr. Forman has served as the President of Lease On Line, Inc., a real estate brokerage and management firm. Mr. Forman was formerly a consultant with Booz Allen & Hamilton, Inc. in its New York City and Sydney, Australia offices. In 1987, Mr. Forman graduated from the University of Pennsylvania's Management and Technology Program, and received his B.S. in Economics from the Wharton School of Business, University of Pennsylvania, and B.S. in Electrical Engineering from the Moore School of Electrical Engineering. In 1992, Mr. Forman received his M.S. in Real Estate from New York University. Mr. Forman is the brother of our President and Chief Executive Officer, Peter A. Forman.

James A. Mitarotonda has served as one of our directors since July 2003. Mr. Mitarotonda is Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm which he co-founded in November 1991. Mr. Mitarotonda is also the Chairman of the board of directors, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P, a small capitalization value fund. Mr. Mitarotonda serves as President, Chief Executive Officer and a director of MM Companies, Inc. In addition, he is Co-Chairman of the board of directors and Co-Chief Executive Officer of LQ Corporation, Inc. Mr. Mitarotonda also serves as Chief Executive Officer of Dynabazaar, Inc. Mr. Mitarotonda received his M.B.A. from the Stern School of Business at New York University and a B.A. in Economics from Queens College.

Stanley Morten has served as one of our directors since November 2002. Mr. Morten is a consultant and a private investor. He is currently the Independent Consultant to Citigroup/Smith Barney with responsibility for its independent research effort. Beginning in 1968, Mr. Morten served various research, management and corporate finance functions at Wertheim & Co. until the firm's acquisition by Schroders plc in 1994. Mr. Morten was an Institutional Investor magazine-ranked analyst for ten consecutive years. His subsequent roles at Wertheim & Co. included Director of Research starting in 1982, General Partner starting in 1983, Executive Committee Member starting in 1988 and Equity Services Division Head starting in 1991. He is currently a director of WPP Group, plc. In 1977, Mr. Morten became a Chartered Financial Analyst. Mr. Morten received his B.A. in Economics with honors from Lake Forest College in 1966 and his M.B.A. from Harvard Business School in 1968.

Jim Rosenthal has served as one of our directors since August 2000. He is the President of Television and New Media for New Line Cinema, a division of Time Warner. His responsibilities include TV Sales and Distribution, TV Development and Production, Licensing and Merchandising as well as managing the company's online store and online auction site and overseeing web sites that promote the company's films and properties. He joined New Line in 1992 as head of Business Development. Prior to joining New Line, Mr. Rosenthal was a Senior Associate at Booz Allen & Hamilton, where he focused on business strategy and new business evaluation for media and entertainment clients. Mr. Rosenthal received his A.B. in Economics from Harvard College in 1985.

Reginald Van Lee has served as one of our directors since January 2000. Mr. Van Lee joined Booz Allen & Hamilton, Inc. in 1984 and has been a Vice President and Partner there since 1993. Mr. Van Lee, who specializes in international business strategy and management of technology-driven companies in the global communications, media and technology industries, is currently a Senior Vice President at Booz Allen & Hamilton's New York City office. Mr. Van Lee received his B.S. in Civil Engineering in 1979 and his M.S. in Civil Engineering in 1980 from the Massachusetts Institute of Technology. In 1984, Mr. Van Lee received his M.B.A. from Harvard Business School.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed above.

Director Independence

The Board of Directors has determined each of the following directors to be an "independent director" as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (the "NASD listing standards"): Dewain K. Cross, Niles H. Cohen, James A. Mitarotonda, Stanley Morten, Jim Rosenthal and Reginald Van Lee. The Board of Directors has also determined that each of the members of the three Board committees listed below meets the independence requirements applicable to those committees prescribed by the NASD listing standards and the Securities and Exchange Commission.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The following lists the primary responsibilities of each of these committees and their members.

Audit Committee

The Audit Committee, composed of Stanley Morten (Chair), Dewain K. Cross and James A. Mitarotonda, is responsible for the appointment, oversight and termination, if necessary, of our independent auditors and for the oversight of our financial, accounting and reporting processes and our system of internal accounting and financial controls. The Audit Committee is also responsible for conducting a review of our auditor's independence, reviewing and approving the planned scope of our annual audit, overseeing the independent auditors' work, reviewing and pre-approving any audit and non-audit services that may be performed by them and reviewing with management our financial statements, critical accounting policies and internal controls. The Board of Directors has determined that Dewain K. Cross is an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K.

The Audit Committee operates pursuant to a charter which has been duly adopted by the Board of Directors. A copy of the charter is attached to this proxy statement as Annex A. The charter can also be viewed on our website at http://investor.register.com.

Compensation Committee

The Compensation Committee, composed of Reginald Van Lee (Chair), James A. Mitarotonda and Jim Rosenthal, is responsible for determining corporate goals and objectives relevant to our Chief Executive Officer's compensation and setting the annual compensation level for our Chief Executive Officer based on an evaluation of his performance in light of such predetermined goals and objectives. The Committee is also responsible for determining, with the assistance of the Chief Executive Officer, and recommending to the Board, goals and objectives for our other officers. The Compensation Committee also assists in overseeing our compensation strategy and philosophy and is responsible for the administration of our Employee Stock Purchase Plan ("ESPP") and the Amended and Restated 2000 Stock Incentive Plan (the "Amended 2000 Plan").

Nominating Committee

The Nominating Committee, composed of Niles H. Cohen (Chair), Dewain K. Cross and Jim Rosenthal, is responsible for, among other things: (1) identifying and recommending to the Board of Directors individuals qualified to become directors, (2) evaluating the composition, role and function of the Board of Directors and its committees, (3) establishing and articulating the qualifications, desired background, and selection criteria for directors, and (4) developing and recommending to the Board of Directors a process for annual self-evaluation by directors and overseeing the annual evaluation process.

The Nominating Committee operates pursuant to a charter which can be viewed on our website at http://investor.register.com.

Attendance at Board and Committees Meetings

The Board of Directors held 17 meetings and acted by unanimous written consent one time during the fiscal year ended December 31, 2003 (the "2003 Fiscal Year"). The Audit Committee held 10 meetings during the 2003 Fiscal Year. The Compensation Committee held nine meetings and acted by unanimous written consent six times during the 2003 Fiscal Year. The Nominating Committee was formed in late 2003 and did not hold its initial meeting until February 2004. Each director attended or participated in 75% or more of (1) the meetings of the Board of Directors and (2) the meetings held by all committees of the Board of Directors on which such director served during the 2003 Fiscal Year.

To date, we have not adopted a formal policy regarding director attendance at annual meetings of stockholders. As a practical matter, however, the Board of Directors typically schedules its meetings on the day of the annual meeting of stockholders and our directors, therefore, are encouraged to and typically do attend the annual meeting of stockholders. All of our directors and director nominees were present at the 2003 Annual Meeting of Stockholders held on July 31, 2003.

Stockholder Communication with the Board of Directors

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, historically we have made every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. During the upcoming year the Board will consider adopting a formal process for stockholder communications with the Board and, if adopted, we will publish it and post it on Register.com's website. Until such time as a formal process has been adopted, stockholders may communicate with the Board by sending a letter to Register.com, Inc. Board of Directors, c/o General Counsel, 575 Eighth Avenue, New York, NY 10018. The General Counsel will receive the correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication which is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

Consideration of Director Nominees

Stockholder Nominees

The Nominating Committee's policy is to consider prospective director nominations properly submitted by a stockholder. Our Amended and Restated By-laws provide that any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors only if timely written notice in proper form is received by our Secretary at 575 Eighth Avenue, 8th Floor, New York, NY 10018. To be timely and in proper form under the Amended and Restated By-laws, the notice generally must be delivered not less than 90 nor more than 120 days prior to the anniversary date of the preceding year's annual meeting and must contain prescribed information about the proponent and each prospective director nominee, including such information about each prospective director nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had the prospective director nominee been nominated by the Board of Directors. The proposal must also contain information addressing how the prospective director nominee meets the qualifications set forth below. You can obtain a copy of the full text of the relevant provisions of our Amended and Restated By-laws by writing to our Secretary at the address set forth above.

Director Qualifications

The Nominating Committee does not believe that it is in our best interests to establish rigid criteria for the selection of prospective director nominees. Rather, the Nominating Committee recognizes that the challenges and needs we face will change over time and, accordingly, believes that the selection of prospective director nominees should be based on skill sets relevant to the issues we face or are likely to face at the time of nomination. At the same time, the Nominating Committee strongly believes that we will benefit from a diversity of background and experience on the Board of Directors and therefore seeks prospective director nominees who, in addition to general management experience and business knowledge, possess an expertise in one or more of the following areas: ecommerce, technology, finance, project management, marketing, human resources, operations, international business, investment banking, corporate governance, risk assessment, and investor relations. In addition, there are certain general attributes that the Nominating Committee believes all prospective director nominees must possess in order to be recommended to the Board of Directors, including:

•	a commitment to ethics and integrity;

•	a commitment to personal and organizational accountability;

•	a history of achievement that reflects superior standards for themselves and others; and

•	an ability to take tough positions while, at the same time, being respectful of the opinions of others and working collaboratively as a team player.

Identifying and Evaluating Prospective Director Nominees

The Nominating Committee uses a variety of methods for identifying nominees for director. Prospective director nominees may come to the attention of the Nominating Committee through our directors, officers or employees, or through professional search firms, stockholders or other persons.

The Nominating Committee will evaluate all prospective director nominees, including those recommended by stockholders, in the same manner. Prospective director nominees will be evaluated at regular or special Nominating Committee meetings. The Nominating Committee will make an initial determination as to whether to conduct a full evaluation of the prospective director nominee based upon various factors, including, but not limited to: (1) the information submitted with the nomination, (2) the Nominating Committee's own knowledge of the prospective director nominee, (3) the current size of the Board of Directors and any anticipated vacancies or needs and (4) whether the prospective director nominee can satisfy the minimum qualifications established by the Nominating Committee. The Nominating Committee may then decide to do a comprehensive evaluation of a prospective director nominee. The Nominating Committee may also choose to interview the candidate in person or by telephone. After completing its evaluation, the Nominating Committee recommends to the Board of Directors any person it determines should be considered by the Board of Directors. The Board of Directors would then consider and establish its nominees.

Board and Committee Fees

We pay our non-employee directors an annual fee of $30,000. In addition, our non-employee Board members receive a $1,000 payment for each duly constituted regular or special meeting of the Board that they attend in person or by teleconference and a $500 payment for each duly constituted committee meeting that they attend in person or by teleconference. The Chairman of the Audit Committee receives an additional annual payment of $10,000. We currently do not provide additional compensation for special assignments of the Board of Directors.

In February 2003, the Board of Directors formed an Executive Committee, composed of Peter A. Forman, Richard D. Forman and Mitchell I. Quain, to review and make recommendations to the Board of Directors and the Chief Executive Officer regarding our strategy and organizational and other changes and to monitor, supervise and assist the Chief Executive Officer in the management of our business operations and execution of our restructuring plan. The Board of Directors disbanded the Executive Committee in June 2003. Mr. Peter Forman, who at the time, was the sole non-employee director on the

Executive Committee, was compensated at a per diem rate of $800 for each day that he worked as a member of the Executive Committee. His aggregate compensation for this service was $75,400. Messrs. Richard Forman and Quain received no additional compensation for serving as members of the Executive Committee.

On September 29, 2002, in connection with Mr. Quain's appointment as Chairman of the Board, we granted him options to purchase 50,000 shares of our common stock at an exercise price of $2.91 per share. These options vested on September 29, 2003 and have a five-year term. In addition, on November 25, 2002, we entered into a letter agreement of employment with Mr. Quain pursuant to which Mr. Quain agreed to act as Executive Chairman of the Board for a one year period. Under the terms of the agreement, Mr. Quain also agreed to continue to act as Chairman of the Board for a period of three years after the initial one year period, subject to his continued election to the Board by our stockholders, and to perform the duties described in the agreement for seven business days per month. In consideration for performing these duties, we granted Mr. Quain options to purchase 600,000 shares of our common stock at an exercise price of $4.50 per share on November 25, 2002. These options vest and become exercisable in 48 equal monthly installments of 12,500 shares for as long as Mr. Quain remains a director on the Board, provided that (A) the option will accelerate and vest in full upon Mr. Quain's death or permanent disability, or a change in control, which occurs at any time while Mr. Quain is serving as a director on the Board, and (B) in the event Mr. Quain is not reelected to the Board by our stockholders, the option will accelerate and vest as if Mr. Quain had continued to remain Executive Chairman or non-executive Chairman of the Board for the twelve-month period subsequent to his last date of service as a director, and provided further that the option will immediately terminate and cease vesting in the event that Mr. Quain's employment is terminated for cause. In connection with this letter agreement, Mr. Quain waived any rights or entitlement to any stock option grants or other benefits under the Automatic Option Grant Program of the Amended 2000 Plan. Pursuant to the terms of the letter agreement, in November 2003 Mr. Quain resumed his role as Chairman of the Board and ceased his role as Executive Chairman. In December 2003, we entered into a verbal arrangement with Mr. Quain pursuant to which Mr. Quain is entitled to receive compensation at a rate of $1,000 per day for each day that he works in excess of seven business days per month, provided that such compensation does not exceed $3,500 per month.

Automatic Option Grant Program

Under the Automatic Option Grant Program of the Amended 2000 Plan, eligible non-employee Board members receive an initial grant option upon commencement of their service on the Board and a series of option grants over their period of Board service. Each eligible non-employee Board member receives, at the time of his or her initial election or appointment to the Board, an option grant for 25,000 shares of common stock at an exercise price equal to the fair market value of our common stock at the close of business on the date of grant, provided such individual has not previously been in our employ. In addition, each eligible non-employee Board member who continues to serve is granted an option to purchase 2,500 shares of common stock on the date of each regularly scheduled quarterly Board meeting that occurs in a calendar quarter following the quarter of his or her initial election or appointment to the Board at an exercise price equal to the fair market value of our common stock at the close of business on the date of grant. The automatic quarterly option grants commenced on July 23, 2002, the first regularly scheduled meeting of the Board of Directors following the approval of the Amended 2000 Plan by our stockholders at our 2002 Annual Meeting. Each grant under the Automatic Option Grant Program has a term of ten years, subject to earlier termination upon the director's cessation of service as a Board member. Subject to the director's continuing service on the Board, 50% of the initial 25,000-share option grant vests upon the first anniversary of the individual's becoming a director and 50% vests upon the second anniversary; and each 2,500-share option grant vests upon the director's completion of one year of Board service measured from the grant date. Each option is immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by us, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares.

In the event of a change of control or a hostile takeover, the options to purchase shares of common stock held by our directors at such time will automatically vest in full and any repurchase rights shall automatically terminate so that each such option may, immediately prior to the effective date of such change of control or hostile takeover, become fully exercisable. Each option that is accelerated in connection with a change of control shall terminate upon the change of control, except to the extent assumed by our successor corporation or otherwise continued in full force and effect pursuant to the terms of the change of control. Any such options that are assumed by our successor corporation shall be subject to adjustment, both as to the number of shares and as to the exercise price. Each option that is accelerated in connection with a hostile takeover shall remain exercisable until its expiration date or sooner termination of the option term. Upon the occurrence of a hostile takeover, our directors will have a thirty day period in which to surrender their options in return for a cash distribution.

Stock Option Grants in 2003

Upon joining our Board of Directors in March 2003, Mr. Cross received options to purchase 25,000 shares of our common stock with an exercise price of $5.40 pursuant to the Automatic Option Grant Program of the Amended 2000 Plan. Fifty percent of these options will vest on March 5, 2004, the first anniversary of his becoming a director and the remaining fifty percent will vest on March 5, 2005. Upon joining our Board of Directors in July 2003, Niles H. Cohen and James A. Mitarotonda each received options to purchase 25,000 shares of our common stock with an exercise price of $6.03, pursuant to the Automatic Option Grant Program of the Amended 2000 Plan. Fifty percent of these options will vest on July 31, 2004, the first anniversary of their becoming directors and the remaining fifty percent will vest on July 31, 2005.

In 2003, in accordance with the Automatic Option Grant Program of the Amended 2000 Plan, we granted each of our non-employee directors options to purchase 2,500 shares of our common stock on each of the following dates on which we held regularly scheduled quarterly board meetings:

•	February 4, 2003 at an exercise price per share of $5.71;

•	April 15, 2003 at an exercise price per share of $5.40;

•	July 31, 2003 at an exercise price per share of $6.03; and,

•	October 21, 2003 at an exercise price per share of $4.69.

Each director and several executive officers are parties to an indemnification agreement that provides for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, our Amended and Restated Certificate of Incorporation, and our Amended and Restated By-laws.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent public auditors for the year ending December 31, 2004, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder ratification of the selection of independent auditors is not required, the Audit Committee and the Board of Directors consider it desirable for the stockholders to vote upon this selection. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Fees billed to Register.com by PricewaterhouseCoopers LLP during Fiscal Years 2003 and 2002

In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage PricewaterhouseCoopers LLP to perform other services from time to time. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with the services rendered during the past two fiscal years.

Type of Fee	2003	2002
Audit Fees	$848,000	$604,000
Audit-Related Fees (1)	$465,000	$203,000
Tax Fees (2)	$288,000	$97,000
All Other Fees (3)	—	$285,000
Total Fees For Services Provided	$1,601,000	$1,229,000

(1)	Includes fees for employee benefit plan audits, due diligence related to potential mergers and acquisitions, accounting consultations in connection with potential acquisitions, advice relating to financial accounting and reporting standards, internal control reviews, and attest services that are not required by statute or regulation.

(2)	Includes fees for tax compliance, tax advice, tax audits and tax planning of $170,000 and $97,000 in 2003 and 2002, respectively, and other tax advice relating to the Company's September 2003 self-tender offer of common stock of $118,000 in 2003.

(3)	Includes fees for financial information systems implementation and design, information systems reviews not performed in connection with the audit, and information technology consulting services.

Pre-approval Policies and Procedures

The Audit Committee does not have a policy for the pre-approval of audit and audit-related services or of non-audit services. Instead, the Audit Committee has determined that it will, and did in 2003, approve all such services prior to the auditor's engagement for such services.

Auditor Independence

The Audit Committee has considered whether provision of the non-audit services described above is compatible with maintaining the independent auditor's independence and has determined that these services have not adversely affected PricewaterhouseCoopers LLP's independence.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2004.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 1, 2004, by (1) each executive officer named in the Summary Compensation Table below, (2) each director, (3) all directors and executive officers as a group, and (4) each person (or group) that beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 575 Eighth Avenue, 8th Floor, New York, NY 10018.

	Shares Beneficially Owned**
	Number	Percent
Peter A. Forman (1)	1,759,655	7.3%
Mitchell I. Quain (2)	336,170	1.4
Niles H. Cohen	197,445		*
Dewain K. Cross (3)	15,000		*
Richard D. Forman (4)	2,165,103	9.0
James A. Mitarotonda (5)	432,635	1.8
Stanley Morten (6)	17,500		*
Jim Rosenthal (7)	87,483		*
Reginald Van Lee (8)	101,950		*
Jonathan Stern (9)	160,714		*
Walt Meffert, Jr. (10)	121,869		*
Alan Kipust	31,072		*
Michael Pollack (11)	103,024		*
All directors and executive officers as a group (15 persons) (12)	5,633,361	22.2
Farallon Capital Management, L.L.C. (13)	2,300,000	9.8
The Clark Estates, Inc. (14)	1,345,500	5.7
Barington Companies Equity Partners, L.P. Barington Companies Offshore Fund, Ltd. (BVI) Starboard Value & Opportunity Fund, LLC Parche, LLC (15)	1,556,932	6.6

*	Represents less than 1%.
**	Gives effect to the shares of common stock issuable upon the exercise of all options exercisable within 60 days of April 1, 2004 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on shares of our common stock outstanding as of April 1, 2004.
(1)	Includes 1,345,127 shares of common stock held by Forman Capital Management, LLC, warrants to purchase 307,965 shares of common stock at an exercise price of $0.97 per share, warrants to purchase 550 shares of common stock at an exercise price of $3.43 per share and currently exercisable options to purchase 90,018 shares of common stock at a weighted average price of $6.53.
(2)	Includes 7,400 shares held in trust for Mr. Quain's children and currently exercisable options to purchase 327,500 shares of common stock at a weighted average price of $4.70.
(3)	Consists of currently exercisable options to purchase 15,000 shares of common stock at a weighted average price of $5.40.
(4)	Includes 1,487,977 shares of common stock held by RDF Ventures LLC, 18,836 shares of common stock held by the RDF 1999 Family Trust and warrants to purchase 393,050 shares of common stock at an exercise price of $0.97 per share. Mr. Forman disclaims beneficial ownership of the shares held by the RDF 1999 Family Trust.

(5)	Includes 405,179 shares of common stock held by Barington Companies Equity Partners, L.P. ("Barington") and 27,456 shares held by Barington Companies Offshore Fund, Ltd. (the "Barington Fund"). Mr. Mitarotonda is the Chairman, President and Chief Executive Officer of Barington Companies Investors, LLC, which is the general partner of Barington and, accordingly, Mr. Mitarotonda has voting and dispositive power over the shares held by it. Mr. Mitarotonda is the fund manager of the Barington Fund and accordingly, has the power to vote and dispose of the shares owned by the Barington Fund.
(6)	Consists of currently exercisable options to purchase 17,500 shares of Common Stock at a weighted average price of $4.81.
(7)	Includes currently exercisable options to purchase 82,500 shares of common stock at a weighted average price of $11.19.
(8)	Consists of currently exercisable options to purchase 101,950 shares of common stock at a weighted average price of $15.20.
(9)	Consists of currently exercisable options to purchase 160,714 shares of common stock at a weighted average price of $6.53.
(10)	Includes currently exercisable options to purchase 112,976 shares of common stock at a weighted average price of $9.67 and a restricted stock grant of 8,734 shares, which shares are subject to our repurchase right that expires on November 12, 2004.
(11)	Includes currently exercisable options to purchase 95,618 shares of common stock at a weighted average price of $12.42 and a restricted stock grant of 5,587 shares, which shares are subject to our repurchase right that expires on June 11, 2004.
(12)	Includes: Niles H. Cohen, Dewain K. Cross, Richard D. Forman, Peter A. Forman, James A. Mitarotonda, Stanley Morten, Mitchell I. Quain, Jim Rosenthal, Reginald Van Lee, Monica Schulze-Hodges, Roni A. Jacobson, Alan Kipust, Michael Pollack, Walt Meffert, Jr. and Jonathan Stern.
(13)	Based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 9, 2004 by Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners, L.P. ("FCIP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP III"), Tinicum Partners, L.P. ("Tinicum"), Farallon Partners, L.L.C. ("FPLLC"), Farallon Capital Management, L.L.C. ("FCM") and David I. Cohen, Joseph F. Downes, Chun R. Ding, Charles E. Ellwein, Rajiv A. Patel, Derek C. Schrier, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly (each a "Managing Member" and collectively, the "Managing Members"). According to this Schedule 13G, FPLLC is the general partner of: (1) FCP, which beneficially owns and exercises shared voting and dispositive power with respect to 469,336 shares of common stock, (2) FCIP, which beneficially owns and exercises shared voting and dispositive power with respect to 457,985 shares of common stock, (3) FCIP II, which beneficially owns and exercises shared voting and dispositive power with respect to 46,956 shares of common stock, (4) FCIP III, which beneficially owns and exercises shared voting and dispositive power with respect to 50,607 shares of common stock, and (5) Tinicum, which beneficially owns and exercises shared voting and dispositive power with respect to 21,175 shares of common stock. FPLLC may be deemed to beneficially own 1,046,059 shares of common stock but disclaims beneficial ownership of all such shares. FCM, as a registered investment advisor, may be deemed to be the beneficial owner of and exercises shared voting and dispositive power with respect to 1,253,941 shares of common stock held by certain accounts it manages (the "Managed Accounts"). FCM disclaims beneficial ownership of such securities. The Managing Members are managing members of both FPLLC and FCM and may be deemed to be the beneficial owners of shares held by each of FPLLC, FCM, FCP, FCIP, FCIP II, FCIP III and Tinicum and by the Managed Accounts. The Managing Members disclaim beneficial ownership of all such shares. FCM's principal business address is One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

(14)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 12, 2004 by The Clark Estates, Inc. ("Clark Estates"). Clark Estates' principal business address is One Rockefeller Plaza, 31st Floor, New York, NY 10020.
(15)	On March 22, 2004, Barington, Barington Fund, Starboard Value & Opportunity Fund, LLC ("Starboard") and Parche, LLC ("Parche") jointly filed a Schedule 13D with the Securities and Exchange Commission reporting combined ownership of 1,556,932 shares of our common stock. According to this Schedule 13D, Barington owns 405,179 shares, Barington Fund owns 27,456 shares, Starboard owns 739,138 shares and Parche owns 385,159 shares. Mr. Mitarotonda, one of our directors, controls Barington and has voting and dispositive power over the shares held by it. Mr. Mitarotonda is the fund manager of the Barington Fund and accordingly, has the power to vote and dispose of the shares owned by the Barington Fund. The managing member of each of Starboard and Parche is Admiral Advisors, LLC. The sole member of Admiral Advisors, LLC is Ramius Capital Group, LLC ("Ramius"). Ramius is a party to that certain Agreement we entered into with the stockholder group led by Barington on June 9, 2003. Barington's principal business address is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund's principal business address is c/o Bison Financial Services LTD, Bison Court, Road Town, Tortola, British Virgin Islands. Starboard's and Parche's principal business address is 666 Third Avenue, 26th Floor, New York, NY 10017.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position
Peter A. Forman	42	President, Chief Executive Officer and Director
Mitchell I. Quain	52	Chairman of the Board of Directors
Niles H. Cohen	43	Director
Dewain K. Cross	66	Director
Richard D. Forman	39	Director
James A. Mitarotonda	49	Director
Stanley Morten	60	Director
Jim Rosenthal	40	Director
Reginald Van Lee	46	Director
Jonathan Stern	59	Chief Financial Officer
Walt Meffert, Jr.	38	Chief Technology Officer
Alan Kipust	40	Senior Vice President
Michael Pollack	39	General Manager, Corporate Services
Monica Schulze-Hodges	40	General Manager, Retail
Roni A. Jacobson	32	Vice President, General Counsel and Secretary

INFORMATION CONCERNING EXECUTIVE OFFICERS

Jonathan Stern has served as our Chief Financial Officer since June 2002. From September 1998 to June 2002, Mr. Stern was Executive Vice President and Chief Financial Officer of Lexent Inc., a Nasdaq-listed infrastructure services company. From September 1990 to September 1998, he was Vice President and Controller of International Specialty Products Inc., a NYSE-listed specialty chemicals manufacturer. Prior to that, he was Vice President and Controller of Western Union Corp., a NYSE-listed telecommunications provider. Prior to that he was an accountant with Price Waterhouse & Co (now PricewaterhouseCoopers LLP). Mr. Stern received a B.A. in Economics from Brooklyn College and an M.B.A. in finance from the Stern School of Business at New York University. Mr. Stern is a Certified Public Accountant.

Walt Meffert, Jr. has served as our Chief Technology Officer since November 2001. From October 1999 to November 2001, Mr. Meffert served as the Vice President of Enterprise Application Engineering at Macromedia, Inc. From January 1998 to October 1999, Mr. Meffert served as the Director of the Electronic Commerce-Internet Center at Bell Atlantic where his responsibilities included information technology software development. From 1990 to 1998, Mr. Meffert worked for General Electric Company where he was last responsible for managing the Internet Consulting and Systems Integration team. Mr. Meffert received his B.S. in Computer Science from the University of Maryland in 1990 and his M.S. in Computer Science from The Johns Hopkins University in 1993.

Alan Kipust has served as our Senior Vice President since July 2003, served as our Vice President, Operations from November 2002 until July 2003, and from February 2002 to November 2002, he served as a consultant to us in the area of operations. From October 2000 to February 2002, Mr. Kipust was the President of Awards.com, a promotional product and employee recognition firm. From May 1999 to October 2000, he was the Chief Operating Officer of Checkout.com, a movie and music content and commerce site and from July 1997 to May 1999, he was the Vice President of Operations at Genesis Direct, a direct marketing company with over 30 direct marketing brands. Prior to joining Genesis Direct, Mr. Kipust co-founded PaperDirect, a small business direct marketing firm that sells desktop publishing supplies. Mr. Kipust received his B.S. from California State University – Northridge in 1985 and his M.B.A. from Pepperdine University in 1987.

Michael D. Pollack has served as our General Manager for Corporate Services Division on a global basis since December 2003 and served as our General Manager for Corporate Services Division, U.S., from July 2001 to May 2003. From September 2000 to June 2001, Mr. Pollack was the Chief Operating Officer at Mindswift, a marketing services and software company. From February 1999 to September 2000, Mr. Pollack worked in American Express' Small Business Services Division, initially as Vice President for the Internet Group, and then as Vice President of Corporate Strategic Planning and Business Development. From May 1998 to February 1999, Mr. Pollack was Chief Operating Officer of Dispatch Management Services Corp., a same day delivery firm. From August 1987 to May 1998, Mr. Pollack was a consultant with Booz Allen & Hamilton. Mr. Pollack received his B.A. in Computer Science from Princeton University and holds an M.B.A. from Stanford Graduate School of Business.

Monica Schulze-Hodges has served as the General Manager of the Retail division since September 2003. Prior to joining Register.com, Ms. Hodges was the Founding President of Storepower.com, a business-to-business on-line wholesaler from March 2000 to August 2003. Previously, Ms. Hodges served as the Vice President of Marketing for Genesis Direct from April 1996 to February 2000. Prior thereto, Ms. Hodges was the Vice President of Marketing for PaperDirect Inc. Ms. Hodges received her B.A., Magna Cum Laude, in Theater from Tufts University and holds an M.B.A. from Harvard Business School.

Roni A. Jacobson has served as our General Counsel since August 2003 and served as our Deputy General Counsel from March 2002 to August 2003 and as our as Associate General Counsel from January 2000 to March 2002. From 1996 until January 2000, Ms. Jacobson was an associate at the law firm Loeb & Loeb LLP. Ms. Jacobson received her B.A. in American History from Barnard College, Columbia University, in 1993 and her J.D., cum laude from Benjamin N. Cardozo School of Law in 1996.

Executive Compensation

The following table provides certain summary information concerning the compensation earned during each of the last three years by our current and its former President and Chief Executive Officer and each of our four other most highly compensated executive officers who were serving as executive officers as of December 31, 2003. The listed individuals are hereinafter referred to as the "Named Executive Officers."

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards Underlying
Name and Principal Position	Year	Salary	Bonus*	All Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options	All Other Compensation
Peter A. Forman (1)	2003	$151,154	$225,000	$15,403	(2)	—	355,095	—
President and Chief Executive Officer
Richard D. Forman (3)	2003	$145,846	—	$8,661	(4)	—	—	—
Former President and	2002	227,885	$40,000	32,055	(4)(5)	—	150,000	—
Chief Executive Officer	2001	204,616	200,000	—		—	50,000	—
Jonathan Stern (6)	2003	$250,000	$129,500	—		—	50,000	—
Chief Financial Officer	2002	129,808	80,800	—		—	350,000	—
Walt Meffert, Jr. (7)	2003	$233,654	$125,250	$26,323	(8)	—	120,000	—
Chief Technology Officer	2002	225,000	12,000	25,381	(9)	—	35,000	—
	2001	22,499	12,000	—		$100,000	120,000	—
Alan Kipust (10)	2003	$180,769	$90,962	—		—	20,000	—
Sr. Vice President	2002	20,192	68,000	—		—	—	—
Michael Pollack (11)	2003	$200,000	$140,500	$6,225	(12)	—	25,000	—
General Manager,	2002	200,000	10,000	6,988	(12)	—	14,000	—
Corporate Services	2001	109,615	64,000	—		$50,000	120,000	—

*	Bonus payments for 2003 include retention bonuses for each of Messrs. Stern, Meffert, Kipust and Pollack.
(1)	Peter A. Forman started with us on June 16, 2003. From February 2003 to June 2003, Mr. P. Forman served as a member of the Executive Committee of our Board of Directors. His salary for 2003 does not include the aggregate payment of $75,400 that he received for his services on the Executive Committee.
(2)	In accordance with Mr. P. Forman's employment agreement with us, he is entitled to receive a minimum of $20,000 per annum of perquisites. In addition, pursuant to Mr. P. Forman's employment agreement with us, we reimbursed him for certain expenses which he incurred in connection with obtaining professional tax and financial planning advice.
(3)	Richard D. Forman resigned on June 16, 2003.
(4)	In accordance with Mr. R. Forman's employment agreement with us, he was entitled to reimbursements for car expenses and other perquisites up to $20,000 per annum.
(5)	Pursuant to Mr. R. Forman's employment agreement with us, we reimbursed him for certain expenses which he incurred in connection with obtaining professional tax and financial planning advice.
(6)	Jonathan Stern started with us on June 11, 2002.
(7)	Walt Meffert started with us in November 2001. Mr. Meffert was issued a restricted stock award for 8,734 shares of common stock on December 20, 2001, at a purchase price of $0.0001 per share (par value) under our Amended 2000 Plan. The closing price per share was $11.45 on the grant date. These shares are subject to our repurchase rights which expire on November 12, 2004. At December 31, 2003, the aggregate market value of these shares was $44,631. Mr. Meffert is entitled to receive dividends paid on these shares.
(8)	Consists of $14,331 for the forgiveness of a portion of a loan extended in 2001 in connection with taxes due on Mr. Meffert's restricted stock granted in 2001, and $11,992 for the forgiveness of a portion of another loan made to Mr. Meffert in connection with his relocation.

(9)	Consists of $13,389 for the forgiveness of a portion of a loan extended in 2001 in connection with taxes due on Mr. Meffert's restricted stock granted in 2001, and $11,992 for the forgiveness of a portion of another loan made to Mr. Meffert in connection with his relocation
(10)	Mr. Kipust started with us in November 2002.
(11)	Michael Pollack started with us in June 2001. Mr. Pollack was issued a restricted stock award for 5,587 shares on June 11, 2001, at a purchase price of $0.0001 per share (par value) under our Amended 2000 Plan. The closing price per share was $8.95 on the grant date. These shares are subject to our repurchase rights which expires on June 11, 2004. At December 31, 2003, the aggregate market value of these shares was $28,550. Mr. Pollack is entitled to receive dividends paid on these shares.
(12)	Represents forgiveness of a portion of a loan extended to Mr. Pollack in 2001 in connection with taxes due on his restricted stock granted in 2001.

Stock Option Grants

The following table contains information concerning the stock options granted to the Named Executive Officers during the year ended December 31, 2003. All such grants were made under our Amended 2000 Plan. We have not granted any stock appreciation rights.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2003

	Individual Grants
	Number of Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name					5%	10%
Peter A. Forman (4)	350,095	18.0	6.30	8/1/2013	1,387,089	3,515,156
Richard D. Forman (5)	—	—	—	—	—	—
Jonathan Stern	50,000	2.6	$5.27	3/8/2013	$165,714	$419,951
Walt Meffert, Jr.	120,000	6.1	$5.27	3/8/2013	$397,713	$1,007,883
Alan Kipust	20,000	1.0	$5.27	3/8/2013	$66,285	$167,980
Michael Pollack	25,000	1.3	$5.87	6/25/2013	$92,290	$233,882

(1)	With the exception of the option to purchase 350,095 shares of common stock granted to Mr. P. Forman, the options shown in this table become exercisable in 42 equal monthly installments upon the optionee's completion of each month of service commencing on the date six months after the date of grant. In the event of certain change of control transactions, the options will become immediately exercisable if not assumed or replaced with comparable rights.
(2)	During 2003, we granted employees options to purchase an aggregate of 1,953,425 shares of common stock.
(3)	The potential realizable value is calculated based upon the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(4)	In accordance with Mr. P. Forman's employment agreement, these options vest and become exercisable in 30 equal monthly installments. This table does not include options granted to Mr. P. Forman under the Automatic Option Grant Program for his service on the Board prior to his appointment as President and Chief Executive Officer of the Company.
(5)	Mr. R. Forman resigned on June 16, 2003. All of his options expired unexercised on September 16, 2003. Does not include options granted to Mr. R. Forman under the Automatic Option Grant Program for his service on the Board after his resignation from the Company.

Option Exercise and Year-End Values

The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the fiscal year ended December 31, 2003 and unexercised options held by them at of the end of that fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at December 31, 2003 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter A. Forman	—	—	26,669	343,426	$4,150	—
Richard D. Forman	—	—	—	—	—	$1,050
Jonathan Stern	—	—	113,093	286,907	$12,071	$26,929
Walt Meffert, Jr.	—	—	80,237	194,763	—	—
Alan Kipust	11,905	20,834	13,809	119,286	$8,452	$71,846
Michael Pollack	—	—	76,690	82,310	—	—

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.
(2)	Based upon the market price of $5.11 per share, determined on the basis of the closing selling price per share of common stock on the Nasdaq National Market on December 31, 2003, less the option exercise price payable per share.

Employment Agreements

We have entered into employment agreements with each of Peter A. Forman, our President and Chief Executive Officer; Jonathan Stern, our Chief Financial Officer; Walt Meffert, Jr., our Chief Technology Officer; Alan Kipust, our Senior Vice President; and Michael Pollack, our General Manager of Corporate Services.

Peter A. Forman

We have entered into an employment agreement dated as of June 16, 2003 with Peter A. Forman which provides for a two year term of employment as our President and Chief Executive Officer with automatic one year renewals unless we or Mr. Forman give notice of cancellation at least 60 days prior to the expiration of the term. Under the terms of the agreement, Mr. Forman receives an annual base salary of $300,000, a minimum annual bonus of $100,000 per year, a discretionary bonus as may be approved by the Compensation Committee for 2003, and after 2003, annual bonuses equal to 3% of our earnings before interest and taxes ("EBIT") between $7 and $25 million and 5% of EBIT over $25 million and certain other benefits such as medical and dental coverage, short and long term disability and life insurance. In the event of certain extraordinary corporate transactions (such as mergers, consolidations or spin-offs), the Compensation Committee has the authority to limit any annual bonus to $1 million.

Pursuant to the agreement we agreed to grant Mr. Forman an option to purchase a number of shares of common stock of the Company equal to 1.375 percent of our outstanding shares of common stock (including all shares underlying outstanding warrants, but excluding outstanding employee and director options and excluding shares repurchased in a stock repurchase or redemption, if applicable) on the earlier to occur of December 31, 2003 or the occurrence of certain events, including the announcement by the Company of one or more stock repurchases or redemptions of an aggregate of $120 million. Accordingly, on August 1, 2003, the Company granted Mr. Forman options to purchase 350,095 shares at an exercise price of $6.30 per share. The per share exercise price was determined in accordance with the agreement and was equal to the closing price on the first full trading day following the announcement of our self tender offer. The option began vesting on December 16, 2003 and shall vest and become exercisable each month in 1/30th increments. The option will immediately vest and become fully exercisable (and remain exercisable for 6 months) if Mr. Forman's employment terminates without cause, for good reason or upon the expiration of his employment, in the event that we give notice of our election not to extend the term of the agreement. Mr. Forman will also be eligible for additional annual grants of stock options, at the sole discretion of the Compensation Committee.

In addition, in the event that we terminate Mr. Forman's employment without cause or by Mr. Forman for good reason, we will be required to pay him all accrued but unpaid salary, bonus and benefits and any accrued but unused vacation as of the date of termination (the "Accrued Obligations") and a lump sum amount equal to the greater of one year's salary, or 1/12 of one year's salary times the number of months remaining in his employment term. He would also be entitled to medical and dental benefits for himself and his eligible dependents under COBRA for a period of 18 months following the date of termination to be paid by us. However, if Mr. Forman's employment is terminated without cause or if he resigns for good reason during the three month period following certain business combination transactions, he will only be entitled to the Accrued Obligations. Mr. Forman is also entitled to an additional payment in order to compensate him for any "golden parachute" excise tax that he incurs as a result of receiving the severance payments and benefits provided for in the employment agreement.

If Mr. Forman's employment is terminated by him without good reason or by us for cause, or due to his death or disability, he will be entitled only to the Accrued Obligations.

Mr. Forman is prohibited under his employment agreement from using or disclosing any of our confidential information at any time in the future and has assigned to us all rights to any inventions he develops during his employment that pertain to our business or that are developed during work time or using our material or facilities. Mr. Forman is also prohibited from competing with us or soliciting any of our customers or employees during his employment and for a period of one year thereafter.

Jonathan Stern

We have a letter agreement with Mr. Stern which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Mr. Stern is entitled to an annual salary of $250,000, which will be reviewed on an annual basis and an annual bonus of up to $150,000, which may be paid 50% in cash and 50% in fully-vested shares of common stock. In connection with Mr. Stern's employment with us, we granted him options to purchase an aggregate of 350,000 shares of common stock, of which:

•	options to purchase 150,000 shares have an exercise price of $7.48;

•	options to purchase 100,000 shares have an exercise price of $7.24; and

•	options to purchase 100,000 shares have an exercise price of $4.72.

These stock options began vesting on December 11, 2002 and vest in equal monthly amounts over a 42-month period, for as long as Mr. Stern is employed by us. In the event that he is terminated without cause or resigns with good reason following a change in control, each option will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we granted Mr. Stern options to purchase 50,000 shares of our common stock at an exercise price of $5.27 per share. The options began vesting on September 8, 2003 and vest in 42 equal monthly installments. In the event that Mr. Stern is terminated without cause or resigns with good reason following a change in control, this option will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we entered into a Retention Bonus Letter Agreement with Mr. Stern pursuant to which Mr. Stern received a retention bonus of $37,500 in August 2003. In addition, effective March 8, 2003, we entered into a Change in Control Termination Letter Agreement with Mr. Stern. Mr. Stern must give us thirty days written notice and opportunity to cure prior to resigning for good reason.

On May 8, 2003, we amended Mr. Stern's letter agreement to provide that if Mr. Stern's employment with us is terminated without cause or by him for good reason at any time, he will receive his base salary in effect at the time of such termination or resignation for a period of twelve months from the date of such termination or resignation. In addition, Mr. Stern's medical coverage will be continued for such twelve month period at our expense.

Walt Meffert, Jr.

We have a letter agreement dated October 8, 2001, as amended on November 26, 2002, with Mr. Meffert which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Mr. Meffert is entitled to an annual base salary of $225,000 and an annual bonus, which was guaranteed to be a minimum of $50,000 in his first year. Pursuant to this agreement, we granted Mr. Meffert options to purchase 120,000 shares of our common stock at an exercise price per share of $11.45. These options began vesting on May 14, 2002 and vest ratably on a monthly basis for a period of 42 months.

Pursuant to the letter agreement we also agreed to loan Mr. Meffert up to $50,000, net of applicable taxes, in order to cover the costs of his relocation to New York. On November 12, 2001, we entered into a three year loan with Mr. Meffert in the amount of $35,975 pursuant to this agreement. The loan becomes due and payable in March 2005 and does not accrue interest. Under the terms of the loan we have agreed to forgive the principal due under the loan in three equal annual installments, commencing on the first anniversary of the loan date, provided Mr. Meffert remains employed by us. We have forgiven the first and second annual installments of the loan.

On November 12, 2001, we issued Mr. Meffert 8,734 restricted shares of our common stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right which expires on November 12, 2004. In the event of our change in control, if our repurchase right is not assigned to our successor corporation, then immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Meffert's restricted shares shall vest in full. We also made a three year loan to Mr. Meffert in the amount of $39,394 for the payment of income taxes in connection with these restricted shares. The loan accrues interest at a rate of 3.93% per annum, compounded annually and becomes due and payable in full on November 12, 2004. Under the terms of the loan, we will forgive the principal and interest due under the loan in three equal annual installments, commencing on the first anniversary of Mr. Meffert's start date, provided he remains employed by us. Should Mr. Meffert's employment be terminated by us without cause or by either us or Mr. Meffert with good reason, the unpaid principal and interest due under the loan shall be forgiven in full. We have forgiven the first and second annual installments of the loan.

On November 26, 2002, we amended Mr. Meffert's letter agreement to provide that if Mr. Meffert's employment with us is terminated without cause at any time, he will be entitled to receive his base salary for a period of twelve months from the date of his termination and medical and dental benefits under COBRA for a period of three months.

On March 8, 2003, we granted Mr. Meffert options to purchase 120,000 shares of our common stock at an exercise price of $5.27 per share. The options began vesting on September 8, 2003 and vest in 42 equal monthly installments. In the event that Mr. Meffert is terminated without cause before March 8, 2005, this option will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we also entered into a Retention Bonus Letter Agreement with Mr. Meffert pursuant to which Mr. Meffert received a retention bonus of $33,750 in August 2003. In addition, effective March 8, 2003, we entered into a Change in Control Termination Letter Agreement with Mr. Meffert.

Alan Kipust

We have a letter agreement dated November 15, 2002 with Mr. Kipust which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Pursuant to the terms of the agreement, Mr. Kipust was entitled to an annual salary of $175,000 and an annual bonus of at least $75,000 to be determined based on his performance. If we terminate Mr. Kipust's employment without cause prior to the payment of bonuses,

Mr. Kipust is eligible to receive a pro rated bonus based upon the number of months he worked in the fiscal year of termination. Pursuant to this agreement, we also granted Mr. Kipust options to purchase 125,000 shares of our common stock at an exercise price per share of $4.40. These options began vesting on May 15, 2003 and vest in 42 equal monthly installments.

On March 8, 2003 we granted Mr. Kipust options to purchase 20,000 shares of our common stock at an exercise price of $5.27 per share. The options began vesting on September 8, 2003 and vest in 42 equal monthly installments. In the event that Mr. Kipust is terminated without cause, these options will accelerate, vest and become exercisable in full on the effective date of his termination.

On March 8, 2003, we entered into a Retention Bonus Letter Agreement with Mr. Kipust pursuant to which Mr. Kipust received a retention bonus of $17,500 in August 2003. In addition, effective March 8, 2003, we entered into a Change in Control Termination Letter Agreement with Mr. Kipust.

On November 19, 2003, we amended Mr. Kipust's letter agreement to change his annual base salary to $200,000 and his annual bonus to at least $50,000, to be determined based on his performance.

Michael Pollack

We have a letter agreement dated June 8, 2001 with Mr. Pollack which confirms the terms of his employment. The letter agreement provides that his employment will be "at will" and may be terminated at any time by either party. Mr. Pollack is entitled to an annual base salary of $200,000 and an annual bonus of up to $150,000. Pursuant to this agreement, we granted Mr. Pollack options to purchase 120,000 shares of our common stock at an exercise price per share of $12.96. These options began vesting on January 17, 2002 and vest ratably on a monthly basis for a period of 42 months. Pursuant to this agreement, we also issued Mr. Pollack 5,587 restricted shares of our common stock at a purchase price of $0.0001 per share. These shares are subject to our repurchase right which expires on June 11, 2004. In the event of our change in control, if our repurchase right is not assigned to our successor corporation, then immediately prior to such change in control, our repurchase right shall automatically lapse in its entirety and Mr. Pollack's restricted shares shall vest in full.

In connection with the grant of restricted shares, we loaned Mr. Pollack $17,277.82 for the payment of income taxes. The loan accrues interest at a rate of 3.93% per annum, compounded annually and becomes due and payable in full on June 11, 2004. We will forgive the principal and interest due under the loan in three equal annual installments, which commenced on the first anniversary of Mr. Pollack's start date, provided he remains employed by us. Should we terminate Mr. Pollack's employment without cause or should Mr. Pollack's employment be terminated by either us or Mr. Pollack with good reason, the unpaid principal and interest due under the loan shall be forgiven in full.

On March 8, 2003, we entered into a Retention Bonus Letter Agreement with Mr. Pollack pursuant to which Mr. Pollack received a retention bonus of $25,000 in August 2003.

On May 23, 2003, we entered into a letter agreement with Mr. Pollack amending certain terms of our June 8, 2001 letter agreement with him. Based on his achievement of a series of performance goals, Mr. Pollack is entitled to receive a minimum bonus for the 2004 fiscal year of $50,000. Also pursuant to this amendment, for the 2003 fiscal year only, Mr. Pollack was eligible for a quarterly bonus of $35,000 for achieving certain goals in each of the second, third and fourth quarters and an additional retention bonus of $15,000 if he remained employed by us through September 30, 2003.

On June 25, 2003, Mr. Pollack was granted options to purchase 25,000 shares of our common stock at an exercise price of $5.87 a share. The options began vesting on November 23, 2003 and vest in 42 equal monthly installments. If Mr. Pollack's employment with us is terminated without cause or by him for good reason at any time, he will be entitled to receive his base salary for a period of three months from the effective date of his termination. In addition, if we terminate Mr. Pollack's employment without cause prior to December 31, 2004, he will be entitled to receive the 2004 minimum bonus.

Executive Change in Control Severance Program

Effective March 8, 2003, we adopted the Executive Change in Control Severance Program pursuant to which the executive officers, other than Messrs. Peter Forman, Richard Forman and Mitchell I. Quain, including each of the other Named Executive Officers, participate. Under the terms of the program, if within one year following a change in control or effective change in control (each as defined under the Program) that occurs on or prior to May 31, 2004, a participant's employment with us is terminated (1) by us other than for cause, by reason of the participant's death or by reason of the participant's disability or (2) by the participant for good reason, the participant will be entitled to separation benefits of 12 months' base salary (in the event of a change in control) or five months' base salary (in the event of an effective change in control), subject to a participant's execution and non-revocation of a release.

The program cannot be amended in any manner that is adverse to the interests of a participant or terminated within one year following the date of its adoption or following a change in control. Any successor of Register.com or its businesses will be bound by the terms of the severance program in the same manner and to the same extent that we would be obligated to perform our duties if no succession had taken place. The cash severance benefits payable under the terms of the program will be reduced by other severance benefits payable under any plan, program, policy, practice, agreement or arrangement between the participant and Register.com, but will not be reduced by the payment of any retention bonuses paid in 2003.

Change in Control Termination Letters

Effective March 8, 2003, we entered into agreements with, among others, Messrs. Stern, Meffert, Kipust and Pollack. Under the terms of these agreements, each officer that is a party to this agreement will receive a payment equal to five months' base salary within ten days after a voluntary termination during the 90-day period commencing 75 days after a change in control that occurs on or prior to May 31, 2004. If such officer receives a payment under one of the change in control programs for voluntarily resigning for "good reason" under that program, the change in control severance program, and not the change in control termination letters, will control.

Any successor of Register.com or its businesses will be bound by the terms of the severance program in the same manner and to the same extent that we would be obligated to perform our duties if no succession had taken place.

Compensation Committee Interlocks and Insider Participation

From January 1 through July 31, 2003, the Compensation Committee consisted of two directors, Jim Rosenthal and Reginald Van Lee. On July 31, 2003, the Board of Directors appointed James A. Mitarotonda to the Compensation Committee. No interlocking relationship has existed between the members of our Compensation Committee and the board of directors or compensation committee of any other company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

General Compensation Policy.    The fundamental policy of the Compensation Committee is to provide Register.com, Inc.'s executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of Register.com and their personal performance. In advising the Board of Directors with respect to compensation, the Compensation Committee seeks to achieve two objectives: (1) establish a level of base salary competitive with that paid by companies within the industry that are of comparable size to Register.com and by companies outside of the industry with which Register.com competes for executive talent and (2) make a significant percentage of the total compensation package contingent upon Register.com's performance and stock price appreciation, as well as upon each executive officer's level of performance. In determining the executive compensation for 2003, the Compensation Committee evaluated the compensation scale of other comparable companies and considered Register.com's progress over the last year.

Factors.    The principal factors that the Compensation Committee considered with respect to each executive officer's compensation package for the 2003 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

Base Salary.    The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

Annual Bonus.    During the last year, the executive officers of Register.com were eligible for discretionary annual bonuses. These bonuses were determined by the Compensation Committee in accordance with both the officer's personal performance as well as Register.com's performance against goals which were established by the Compensation Committee together with Register.com's Chief Executive Officer and in consultation with the Board of Directors (prior to Mr. Mitarotonda's appointment to the Compensation Committee). In addition, on March 8, 2003 Register.com determined that it was in its best interests, based on the circumstances at the time, to enter into retention bonus letter agreements with certain of its key executive officers, including Messrs. Kipust, Meffert, Pollack and Stern.

Long-term Incentive Compensation.    Long-term incentives are provided through grants of stock options and direct stock issuances. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage Register.com from the perspective of an owner with an equity stake in Register.com. Each option generally becomes exercisable in monthly installments over a forty-two month period (following a six month waiting period), contingent upon the executive officer's continued employment with Register.com. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by Register.com during the vesting period, and then only if the market price of the underlying shares appreciates.

The number of shares subject to each option grant or stock issuance is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with Register.com, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the term of the award and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options or shares of common stock held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative share holdings of Register.com's executive officers. Stock options to purchase an aggregate of 771,095 shares of common stock were granted to our executive officers in 2003.

CEO Compensation.    The plans and policies discussed above were the basis for the 2003 compensation of each of Richard D. Forman, our former Chief Executive Officer and Peter A. Forman, who became our Chief Executive Officer on June 16, 2003. Based on this assessment, Mr. R. Forman received an annual base salary of $240,000 for the fiscal year 2003, of which he had been paid $145,846 through the time of his resignation. In determining Mr. P. Forman's salary, the Compensation Committee placed significant weight on the operational challenges facing Mr. P. Forman when he joined Register.com. Mr. P. Forman received a base salary of $300,000, of which he was paid $151,154 for the portion of the year that he worked for Register.com. The Compensation Committee also granted Mr. P. Forman a $225,000 bonus for the year 2003. As part of his employment agreement, Mr. P. Forman received options to purchase 355,095 shares of our common stock.

Compliance with Internal Revenue Code Section 162(m).    Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, Register.com will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one calendar year. This limitation will apply to all compensation which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Register.com's Amended and Restated 2000 Stock Incentive Plan contains certain provisions which permit Register.com, on a grant-by-grant basis, to make awards of stock options (with an exercise price equal to or greater than fair market value of the common stock on the date of grant) that will qualify as performance-based compensation so that any compensation deemed paid in connection with those options will be excluded from the 162(m) limitation. The Compensation Committee considers this among all factors taken into account when setting compensation policy and making individual compensation decisions.

The Compensation Committee does not expect that Register.com would be denied a deduction under Code Section 162(m) for compensation paid during 2003; however, it is possible that in some future year, a portion of the compensation payable to an executive officer will not be deductible under 162(m). Although not anticipated, in some cases the Compensation Committee may elect to exceed the deductible limits. This may be necessary for Register.com to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the organization.

Submitted by:

Reginald Van Lee (Chairman)
James A. Mitarotonda
Jim Rosenthal

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the audit committee with respect to Register.com, Inc.'s audited financial statements for the fiscal year ended December 31, 2003, included in Register.com's Annual Report on Form 10-K. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Register.com specifically incorporates it by reference in such filing.

Role of the Audit Committee

Each of the members of the Audit Committee is independent as defined under the NASD's listing standards. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing Register.com's financial information and systems of internal control over financial reporting. With the implementation of new rules by the Securities and Exchange Commission in accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee's responsibilities have increased significantly to include, among other things, the appointment, compensation and oversight of Register.com's auditors. The Audit Committee operates under a written charter, a copy of which is attached to this proxy statement as Annex A. The charter can also be viewed on our website at http://investor.register.com.

Review of Register.com, Inc.'s Audited Financial Statements for the Fiscal Year ended
December 31, 2003

The Audit Committee has reviewed and discussed the audited financial statements of Register.com for the fiscal year ended December 31, 2003 with Register.com's management and with PricewaterhouseCoopers LLP, Register.com's independent auditors. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, as amended (Independence Discussion with Audit Committee) and has discussed with PricewaterhouseCoopers LLP its independence from Register.com.

Based on the Audit Committee's review of the financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that Register.com's audited financial statements be included in Register.com's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Submitted by:

Stanley Morten (Chairman)
Dewain K. Cross
James A. Mitarotonda

PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in our common stock on March 3, 2000 (the day our shares commenced trading) through December 31, 2003 with the cumulative total return of $100 invested in the Research Data Group (RDG) Technology Composite Index and the Nasdaq Stock Market (U.S.) Index. The graph assumes that $100 was invested at the market close on March 3, 2000 in the Company's common stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN

	Register.com, Inc.	RDG Technology Composite Index	Nasdaq Stock Market (U.S.)
March 3, 2000	$100.00	$100.00	$100.00
December 29, 2000	12.23	69.26	57.21
December 31, 2001	20.09	61.60	29.99
December 31, 2002	7.86	45.30	27.58
December 31, 2003	8.39	61.37	38.86

Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Over the four-month period from February 2003 through June 2003, Peter Forman served as a member of the Executive Committee of our Board of Directors. Mr. Forman was compensated at a per diem rate of $800 for each day that he worked as a member of the Executive Committee. His aggregate compensation for this service was $75,400. Mr. Forman was a member of our Board of Directors during that period. In June 2003, Mr. Forman was elected as our Chief Executive Officer and President.

On June 9, 2003, we entered into an Agreement with a group of stockholders led by Barington Companies Equity Partners, L.P. ("Barington") that is made up of Barington, RCM Acquisition Co., LLC, Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd., Ramius Securities, LLC, James A. Mitarotonda and Seymour Holtzman. Barington is controlled by James A. Mitarotonda, one of our directors. Under the terms of this Agreement, we agreed to include Mr. Mitarotonda in our Board of Directors' slate of nominees for election as a director at the 2003 and 2004 Annual Meeting, subject to certain conditions. In addition, we agreed to distribute an aggregate of $120 million in cash to our stockholders by means of dividend, repurchase of shares, or a combination, which we did in September 2003. This Agreement also provided that Barington withdraw its proposed proxy contest in connection with the 2003 Annual Meeting. In addition, we reimbursed Barington in the amount of $175,000 for its out-of-pocket expenses incurred in connection with the potential proxy contest.

On December 20, 2001 we made a three year loan to Walter Meffert, Jr., our Chief Technology Officer, in the amount of $39,394 for the payment of income taxes in connection with restricted shares we granted him on November 12, 2001. The loan accrues interest at a rate of 3.93% per annum, compounded annually and becomes due and payable in full on November 12, 2004. Under the terms of the loan, we will forgive the principal and interest due under the loan in three equal annual installments, commencing on the first anniversary of Mr. Meffert's start date, provided he remains employed by us. Should Mr. Meffert's employment be terminated by us without cause or by either us or Mr. Meffert with good reason, the unpaid principal and interest due under the loan shall be forgiven in full. We have forgiven the first and second annual installments of the loan. In addition, in March 2002 we entered into another three year loan with Mr. Meffert in the amount of $35,975 to cover his relocation costs when he joined us. The loan becomes due and payable in full in March 2005 and does not accrue interest. Under the terms of the loan we have agreed to forgive the principal due under the relocation loan in three equal annual installments, commencing on the first anniversary of the loan date, provided Mr. Meffert remains employed by us. We have forgiven the first and second annual installments of the loan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than ten percent of the Company's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2003 Fiscal Year transactions in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2003 Fiscal Year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of greater than ten percent of our common stock except that one late report was filed by each of Messrs. Elgamal (our former director), P. Forman, Cross, Morten, Rosenthal and Van Lee, with respect to one quarterly stock option grant under the Automatic Option Grant Program of our Amended 2000 Plan. The reports were promptly filed upon discovery of the oversight.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the 2003 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

We filed our Annual Report on Form 10-K with the Securities and Exchange Commission on March 12, 2004. Stockholders may obtain a copy of this report, without charge, by writing to our Secretary at our principal executive offices located at 575 Eighth Avenue, 8th Floor, New York, New York 10018. Our Annual Report and our other filings that we make with the Securities and Exchange Commission can also be accessed on our website at http://investor.register.com.

Annex A

Register.com, Inc.
Amended and Restated
Audit Committee Charter
(Revised as of March 31, 2004)

Membership

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Register.com, Inc. (the "Company") shall be comprised of at least three directors, each of whom shall meet the independence and financial literacy requirements specified in the rules of the Nasdaq Stock Market, Inc. ("Nasdaq") and under applicable federal law. At least one member of the Committee must be financially sophisticated as required by the SEC and Nasdaq rules. Members of the Committee shall be appointed by the Board and the Board may remove any member from the Committee, with or without cause.

Purpose

The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company's accounting and financial reporting processes, internal control over financial reporting and the audits of the Company's financial statements. The Committee shall also assist the Board in monitoring the independence, performance and qualifications of the Company's independent auditors. While the Committee has the duties, responsibilities and powers set forth in this Charter, it is not the duty or responsibility of the Committee to plan or conduct audits or to determine whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Meetings

The Committee shall meet in person or telephonically at least quarterly or as more often as it deems necessary or appropriate. The quarterly meetings shall include separate executive sessions without management present. The Committee shall report its activities to the Board on a regular basis and shall make recommendations to the Board as it deems appropriate.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities and such additional duties and responsibilities as may be delegated from time to time by the Board.

•	Appoint, compensate, retain and oversee the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditor (and the internal auditor if and at such time as an internal audit function is established) shall report directly to the Committee. If deemed appropriate, the Committee may recommend that the Board seek stockholder ratification of the appointment of the independent auditor.

•	Review and discuss with the independent auditor (i) the overall scope and plans for its audits, (ii) the results of the annual audit examination and accompanying management letters and (iii) the results of the independent auditor's procedures with respect to interim periods.

•	Pre-approve all audit services and permitted non-audit services provided by the independent auditor and all related fees and terms of engagement required by SEC rules, provided that the Committee may establish policies and procedures for such pre-approvals as permitted under applicable SEC rules.

•	Review with management and the independent auditor the Company's interim and annual financial statements, the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K,

including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the related earnings press releases (including the use of non-GAAP information) prior to their release or filing.

•	Determine annually whether the Company's independent auditor is independent in accordance with applicable legal requirements, including rules and regulations established by the SEC and Nasdaq and the Committee and, as part of such process, receive and review a letter annually from the independent auditor describing all relationships between the independent auditor and the Company as required to be disclosed by the Independence Standards Board Standard No. 1.

•	Review and, if appropriate, approve any related-party transactions that are required to be disclosed under Item 404 of Regulation S-K of the SEC rules.

•	Prepare its report to be included in the Company's annual proxy statement, as required by SEC rules and, if deemed appropriate, recommend to the Board that the audited annual financial statements be included in the Company's Annual Report on Form 10-K.

•	Review with the independent auditor its judgments as to the preferability, not just the acceptability, of the Company's critical accounting policies and practices, and the ramifications of the alternative accounting policies and practices that have been discussed with management, and review any other matters as are required to be discussed with the independent auditor under generally accepted auditing standards.

•	Discuss with management, the independent auditor and the internal auditor (at such time as the Company has an internal audit function) (i) the adequacy, effectiveness and any significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, (ii) the Company's financial reporting and auditing processes, both internal and external, (iii) the Company's system of internal control over financial reporting, (iv) the Company's disclosure controls and procedures; and (v) the disclosure regarding internal control over financial reporting and disclosure controls and procedures contained in the Company's periodic reports filed with the SEC based on the evaluations of the Company's Chief Executive and Chief Financial Officers and the attestation thereof by the independent auditor.

•	Discuss with management any finding of fraud, whether or not material, that involves a member of management or other employee who has a significant role in the Company's internal control over financial reporting.

•	Review and discuss with the independent auditor any problems or difficulties encountered by the independent auditor in the course of any audit work, including any restrictions on the scope of their activities or on access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by the independent auditor but were rejected by management, any "management letter" or "internal control recommendations letter" issued by the independent auditor and management's response to any such issues or letters.

•	Review and discuss with management and the independent auditor any other topics or events that may have a significant financial impact on the Company or that are the subject of discussions between management and the independent auditor, including the reasonableness of significant judgments, accounting or financial reporting matters which management or the independent auditor believes requires additional attention by the Committee, any significant changes in the Company's selection or application of accounting principles, any major financial risk exposure for the Company and the steps management has taken to monitor and control such exposure and any significant accounting or financial reporting developments or proposals by regulatory authorities.

•	Review with management the Company's compliance with applicable tax laws and regulations.

•	Review periodically with management, legal counsel and other experts, as appropriate, any legal and regulatory matters that may have a material impact on the Company's financial statements.

•	Obtain and review annually a report by the independent auditor describing (i) the independent auditor's internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more outside audits carried out by such firm, and any steps taken to address any such issues.

•	Establish procedures for the hiring by the Company of current or former employees of the independent auditor.

•	Review, on a quarterly basis, the expenses reimbursed to or incurred on behalf of the Company's Chief Executive Officer and the Chairman.

•	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Engage independent counsel and other advisers as the Committee determines necessary or advisable in the discharge of its duties and responsibilities hereunder, approve the fees and other retention terms of such advisors, and require the Company to provide the appropriate funding.

                       ANNUAL MEETING OF STOCKHOLDERS OF

                               REGISTER.COM, INC.

                                  May 7, 2004

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

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               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                   ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
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1. ELECTION OF DIRECTORS (for a term ending upon the 2005 Annual Meeting of
   Stockholders)

                              NOMINEES:
[ ] FOR ALL NOMINEES          [ ]  Niles H. Cohen
                              [ ]  Dewain K. Cross
                              [ ]  Peter A. Forman
[ ] WITHHOLD AUTHORITY        [ ]  Richard D. Forman
    FOR ALL NOMINEES          [ ]  James A. Mitarotonda
                              [ ]  Stanley Morten
                              [ ]  Mitchell I. Quain
[ ] FOR ALL EXCEPT            [ ]  Jim Rosenthal
    (See instructions below)  [ ]  Reginald Van Lee

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark
              "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [X]
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To change the address on your account, please check the box at right and
indicate your new address in the address space above. Please note that     [ ]
changes to the registered name(s) on the account may not be submitted via this method.
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                                                       FOR   AGAINST   ABSTAIN
2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP,
   INDEPENDENT PUBLIC ACCOUNTANTS, AS THE COMPANY'S    [ ]     [ ]       [ ]
   AUDITORS.

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE
   MEETING

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Signature of Stockholder ______________________________ Date __________________

Signature of Stockholder ______________________________ Date __________________

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                               REGISTER.COM, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 7, 2004

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

     The undersigned stockholder of Register.com, Inc. hereby appoints Peter A.
Forman and Jonathan Stern, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Register.com, Inc.
to be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036 on May 7, 2004 at 11:00 A.M.
(Eastern Daylight time).

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)